EXHIBIT 10.1

                            CHECKPOINT SYSTEMS, INC.

                                 1999 BONUS PLAN

For 1999 the Board of Directors approved the 1999 Bonus Plan. The 1998 Bonus Plan provides for a Bonus Pool to be formed when earnings per share ("EPS") increases over a defined target. The Bonus Pool is then apportioned among four
(4) groups of employees; corporate officers; vice presidents, middle management and front line employees. Each group has a targeted bonus percentage assigned which is adjusted, depending on the percentage increase or decrease over the targeted EPS growth. Other than for Messrs. Aguilera, Dowd, Reilly, Reinhold and Smith, who's bonuses are determined solely on the basis of financial performance of the Company, all participants will have a percentage of their bonuses determined by individual performance. No Bonus Pool will be formed unless 1999 EPS attains a specified level. The specified minimum target for EPS was not attained for the fiscal year 1999 and therefore no bonuses were paid. No discretionary bonuses were paid for the fiscal year 1999.